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                                  EXHIBIT 99.2

                    FORM OF INCENTIVE STOCK OPTION AGREEMENT




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                         COLLABORATIVE MARKETING, INC.
                        INCENTIVE STOCK OPTION AGREEMENT


         This Incentive Stock Option Agreement, effective as of ________, 199_, made by and between Collaborative Marketing, Inc., a California corporation ("the Company"), and an Individual ("Optionee"). This Agreement is made pursuant to the terms and conditions of the 1999 Stock Option Plan (the Plan"), a copy of which is attached to this Agreement as Exhibit A.

         1. Grant of Option. The Company grants to Optionee an option (the "Option") to purchase _______ (____) shares of the Common Stock of the Company (the "Shares"), on the terms and conditions set forth in the Plan and in this Agreement.

         2. Nature of the Option. The Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         3. The Plan. This Option is granted pursuant to the Plan, the provisions of which are incorporated into this Agreement by reference, and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

         4. Option Price. The Option Price of the Shares to be purchased pursuant to this Option shall be ______ ($___) per Share.

         5. Vesting. Optionee's right to exercise the option granted in this Agreement shall vest as provided in this paragraph.

                   (a) Provided that Optionee remains an employee of the Company from the date of this Agreement through ________ [one quarter after the Agreement date], ________ Shares [12.5% of the Shares] shall vest on ___ [one quarter after the Agreement date];

                   (b)       Thereafter, the remaining ________________ (_____)
shares shall vest in equal successive quarterly installments of________ Shares per month on the ________ day of each continuous lull quarter of service. as an employee that Optionee provides to the Company (as determined on the ________ day of each such quarter) until fully vested on __________ [two year anniversary of the Agreement date].

                   (c) In the event of Optionee's death, disability or other termination of employment, the exercisability of this Option shall be governed by Sections 9(c), 9(d) and 9(e) of the Plan.

                   (d) The Option may not be exercised for fractional shares or for less than one thousand shares (1,000) Shares unless the remaining number of Shares subject to exercise is less than 1,000.

         6. No Transfer or Assignment of Option. This Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) except by will or the laws of descent and distribution





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and shall not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this option, or of any right or privilege conferred hereby, contrary to the provisions of this Agreement, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges conferred hereby. this Option and the rights and privileges conferred hereby shall immediately become null and void.

         7.        Method of Exercise.

                   (a) Notice. Optionee may exercise this option by delivering a signed Notice of Exercise in substantially the form attached hereto as Exhibit B to the officer of the Company designated in such notice accompanied by a signed Restricted Stock Purchase Agreement in substantially the form attached hereto as Exhibit C (if required by the Company at the time of exercise of the Option) and payment in full of the aggregate purchase price for the Shares.

                   (b) Restriction on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable Federal or state securities law or any other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated. by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

                   (c) Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

                             a.        cash;

                             b.        certified or bank cashier's check; or

                             c.        cancellation of indebtedness if agreed to
by Company;

                             d.        promissory note if agreed to by Company
as, subject to the Board of Directors' discretion and approval, Company may make loans or guarantee loans made by an appropriate financial institution to individual optionees, including officers, on such terms as may be approved by the Board for the purpose of financing the exercise of options granted under the Plan and payment of taxes that maybe due by reason of such exercise; or

                             e.        in the event there exists a public
market for the Company's Common Stock on the date of exercise, by surrender of shares of the Company's Common Stock, provided that if such shares were acquired upon exercise of an incentive stock option, the Optionee must have first satisfied the holding period requirements under Section 22(a)(l) of the Code. In this case payment shall be made as follows:



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                             (i)       Optionee shall deliver to the Secretary
of the Company a written notice which shall set forth the portion of the purchase price the Optionee wishes to pay with Common Stock, and the number of shares of such Common Stock the Optionee intends to surrender pursuant to the exercise of this Option, which shall be determined by dividing the aforementioned portion of the purchase price by the average of the last reported bid and asked prices per share of Common Stock of the Company, as reported in The Wall Street Journal (or, if not SO reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation NASDAQ) System or, in the event the Common Stock is listed on a national securities exchange, or on the NASDAQ National Market System (or any successor national market system), the closing price of Common Stock of the Company on such exchange as reported in the Wall Street Journal, for the day on which the notice of exercise is sent or delivered;

                             (ii)      Fractional shares shall be disregarded
and the Optionee shall pay in cash an amount equal to such fraction multiplied by the price determined under subparagraph (I) above;

                             (iii)     The written notice shall be accompanied
by a duly endorsed blank stock power with respect to the number of Shares set forth in the notice, and the certificate(s) representing said Shares shall be delivered to the Company at its principal offices within three (3) working days from the date of the notice of exercise;

                             (iv)      The Optionee hereby authorizes and
directs the Secretary of the Company to transfer so many of the Shares represented by such certificate(s) as are necessary to pay the purchase price in accordance with the provisions herein;

                             (v)       If any such transfer of Shares requires
the consent of the California Commissioner of Corporations or of some other agency under the securities laws of any other state, or an opinion of counsel for the Company or Optionee that such transfer may be effected under applicable Federal and state securities laws, the time periods specified herein shall be extended for such periods as the necessary request for consent to transfer is pending before said Commission or other agency, or until counsel renders such an opinion, as the case may be. All parties agree to cooperate in making such request for transfer, or in obtaining such opinion of counsel, and no transfer shall be effected without such consent or opinion if required by law; and

                             (vi)      Notwithstanding any other provision
herein, the Optionee shall only be permitted to pay the purchase price with shares of the Company's Common Stock owned by him as of the exercise date in the manner and within the time periods allowed under 17 CFR Section 240. 16b-3 promulgated under the Securities Exchange Act of 1934 as such regulation is presently constituted, as it is amended from time to time, and as it is interpreted now or hereafter by the Securities and Exchange Commission.

         8. Term and Expiration. This option, if it has not earlier expired pursuant to the terms this Agreement or the Plan, shall expire in all Events on the tenth (10th) year anniversary of the effective date of this Agreement.



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         9.        Compliance with State and Federal Securities Laws. No Shares shall be issued upon the exercise of this option unless and until the Company has determined that all applicable provisions of state and federal securities laws have been satisfied.

         10. Adjustment Upon Changes in Capitalization or Merger. The number of Shares covered by this Option shall be adjusted in accordance with the provisions of Section 11 of the Plan in the event of changes in the capitalization pr organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

         11. Repurchase Rights. The Optionee hereby agrees that any Shares acquired upon the exercise of this Option shall be subject to the rights of the Company to repurchase such Shares and to certain restrictions on transfer specified in the Company's Bylaws and/or the Restricted Stock Purchase Agreement attached hereto as Exhibit C.

         12. Not Employment Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

         13. Income Tax Withholding. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, the Optionee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an Optionee of the Company at that time.

         14.       Miscellaneous Provisions.

                   (a) No Rights as a Shareholder. Optionee shall have no rights as a shareholder with respect to any Shares subject to this option until the Shares have been issued in the name of Optionee.

                   (b) Confidentiality. Optionee agrees and acknowledges that the terms and conditions of this Agreement, including without limitation the number of Shares for which options have been granted, are confidential. Optionee agrees that he will not disclose these terms and conditions to any third party, except to Optionee's financial or legal advisors, tax preparer or family members, unless such disclosure is required by law.

                   (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts wholly made and performed in the State of California.

                   (d) Entire Agreement. This Agreement, and the Plan, together with those documents that are referenced in this Agreement, are intended to be the final, complete, and exclusive statement of the terms of the agreement between Optionee and the Company with





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regard to the subject matter of this Agreement. This Agreement and the Plan supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter. This Agreement and the Plan may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

                   (e) Counterparts. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same instrument.

DATE OF GRANT: _______________, 19__


                                                 Collaborative Marketing, Inc.



                                                 By:
                                                    ---------------------------
                                                          Name:
                                                          Title:



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